FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:
Becky Evans
The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
989-636-5847

Parker Retires; McKennon Elected to Dow’s Board of Directors

MIDLAND, Mich (February 13, 2003) – The Dow Chemical Company announced today the retirement of Michael D. Parker as a director and employee, effective February 12, 2003.

Dow also announced today that Keith R. McKennon has been elected to Dow’s Board of Directors, effective immediately. Most recently, McKennon was vice-chairman of the Board of Directors of Scottish Power, following its acquisition of PacifiCorp, where he was chairman and CEO. He retired from The Dow Chemical Company in 1992 as executive vice president, and from Dow Corning Corporation as Chairman and CEO in 1994.

"Keith’s demonstrated leadership skills, and the unique talents he brings to the boardroom, will be beneficial to Dow," says William S. Stavropoulos, Chairman of the Board, President and CEO. "He will come up to speed quickly on all fronts."

McKennon will serve as an independent Director since he meets the new proposed NYSE independence standards that require a lapse of at least five years between employment with the company and election to the Board. McKennon will serve on Dow’s Public Interest Committee.

"I am proud to again serve Dow shareholders as a member of the Board of Directors," McKennon said, "and I look forward to participating in the decisions and opportunities that lie ahead."

McKennon joined Dow as a chemist in 1955 after graduating from Oregon State University (OSU). During his Dow career, he held a wide range of assignments, including general manager of Dow Agricultural Products (now Dow AgroSciences), vice president for Government and Public Affairs, director of R&D and president of Dow USA.

McKennon’s civic and philanthropic associations include chairing the President’s Board of Advisors at Oregon State University, the OSU Foundation, and the College of Science Board of Visitors. He also co-chaired the OSU Library building fund campaign. He has chaired various United Way campaigns, and has chaired the National Legal Center for the Public Interest. He has been a member of the Advisory Commission on Patent Law reform, and currently serves as a trustee of the Oregon Historical Society.

He is a recipient of The Society of Chemical Industry gold medal, and is an Alumni Fellow at Oregon State University.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $27 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of Sustainable Development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities. For further information, visit Dow's website at www.dow.com.